EXHIBIT 97

Incentive Compensation Recovery Policy

A.	PURPOSE

This Incentive Compensation Recovery Policy (this  “Recovery Policy”) is adopted by Chemed Corporation, a Delaware corporation (the “Company”), as of the 3rd day of November, 2023 (the “Effective Date”) as required by Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 under the Exchange Act and the applicable New York Stock Exchange Listing Standards (collectively, the “Recovery Rules”). This Recovery Policy is intended to apply independent of all other clawback, recoupment or forfeiture policies, agreements or other arrangements of the Company (collectively, “Other Clawback Policies”).

B.	ADMINISTRATION

This Recovery Policy shall be administered by the Compensation Committee of the Board of Directors (the “Board”) of the Company (the “Compensation Committee”).  The Compensation Committee shall have the full power and authority to interpret, and make determinations under, this Recovery Policy, consistent with the Recovery Rules. All determinations and decisions made by the Compensation Committee pursuant to this Recovery Policy shall be final, conclusive and binding on all persons, including each member of the Company Group (as defined below), its respective affiliates, stockholders and employees. In the absence of the Compensation Committee, a majority of the independent directors serving on the Board shall administer this Recovery Policy as set forth in this paragraph.

C.	COVERED INDIVIDUALS

Each Executive Officer (as defined below) shall be subject to this Recovery Policy and should execute an Acknowledgment in the form attached as Exhibit A hereto.  Failure by an Executive Officer to execute an Acknowledgment shall have no impact on the applicability or enforceability of this Recovery Policy.

D.	RECOVERY OF EXCESS INCENTIVE COMPENSATION

In the event the Company is required to prepare a Covered Financial Restatement (as defined below), the Company shall seek reasonably promptly the recovery of any Excess Incentive Compensation (as defined below) received by a Specified Officer during the three completed fiscal years immediately preceding the applicable Triggering Date (as defined below) (or any transition period that results from a change in the Company’s fiscal year within or immediately following such three completed fiscal years);  provided,  however, that a transition period between the last day of the Company’s previous fiscal year-end and the first day of its new fiscal year that comprises a period of nine to twelve months will be considered a completed fiscal year for purposes of this Recovery Policy.  The Company’s obligation to recover Excess Incentive Compensation from a Specified Officer is not dependent on if, or when, the applicable restated financial statements are filed. Unless otherwise specified by the Compensation Committee, a Specified Officer shall be required to forfeit or repay the Excess Incentive Compensation within ninety (90) days following the date such Specified Officer is informed that such Specified Officer has received Excess Incentive Compensation from the Company Group.

Subject to the Recovery Rules, the Compensation Committee shall have discretion to determine the method by which Excess Incentive Compensation shall be recovered from the applicable Specified Officers.  For the avoidance of doubt, any Excess Incentive Compensation received by a Specified Officer that has subsequently been forfeited prior to payment thereof (including as a result of termination of employment or breach of contract) shall be deemed to have been repaid in accordance with this Recovery Policy. To the extent that the application of this Recovery Policy would provide for recovery of Incentive Compensation that the Company recovers pursuant to Section 304 of the Sarbanes-Oxley Act or Other Clawback Policies, the amount the relevant Specified Officer has already reimbursed the Company will be credited to the required recovery under this Recovery Policy.  To the extent a Specified Officer fails to repay any Excess Incentive Compensation in accordance with the immediately-preceding sentence, such Specified Officer shall be required to reimburse the Company Group for any and all expenses reasonably incurred (including legal fees) by any member of the Company Group in recovering such Excess Incentive Compensation.

The Company must recover Excess Incentive Compensation pursuant to this Recovery Policy except to the extent the conditions of (i), (ii) or (iii) of this sentence are satisfied, including the Company’s compliance with any additional requirements set forth in the applicable Recovery Rules related thereto, and the Compensation Committee has made a determination that recovery would be impracticable:  (i) the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered; (ii) recovery would violate home country law where the applicable law was adopted prior to November 28, 2022; or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

E.	GOVERNING LAW

This Recovery Policy shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law thereof or of any other jurisdiction.  Except as provided above, the parties shall each bear their own expenses in connection with any dispute under or relating to this Recovery Policy.

F.MISCELLANEOUS PROVISIONS

This Recovery Policy shall only apply to Incentive Compensation received on or after October 2, 2023.  The Board may amend this Recovery Policy from time to time in its sole and absolute discretion.  This Recovery Policy will not limit the rights of the Company to take any other actions or pursue other remedies that the Company may deem appropriate under the circumstances and under applicable law.  This Recovery Policy will be binding and enforceable against all Specified Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

G.DEFINITIONS

“Company Group” shall mean the Company, collectively with each of its direct and indirect subsidiaries.

“Covered Financial Restatement” means an accounting restatement required due to material noncompliance by a member of the Company Group with any financial reporting requirements under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The following shall not constitute a Covered Financial Restatement: (i) out-of-period adjustments; (ii) retrospective application of a change in accounting principle; (iii) retrospective revision to reportable segment information due to a change in the structure of the internal organization of the Company Group; (iv) retrospective reclassification due to a discontinued operation; (v) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and (vi) retrospective revision for stock splits, reverse stock splits, stock dividends or other change in capital structure.

“Excess Incentive Compensation” means the amount of Incentive Compensation received by a Specified Officer from any member of the Company Group in excess of the amount that would have been received had it been determined based on the restated amounts, as determined by the Compensation Committee in accordance with the Recovery Rules.  The amount of Excess Incentive Compensation shall be determined on a gross basis without regard to any taxes owed or paid by the Specified Officer on the receipt or settlement of the Incentive Compensation.  For Incentive Compensation based on stock price or total shareholder return, where the amount of Excess Incentive Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the amount will be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive Compensation was received.  For the avoidance of doubt, Excess Incentive Compensation may include Incentive Compensation received by a person after such person ceases to be an Executive Officer.

“Executive Officer” shall mean an “executive officer” of the Company (as defined in Rule 10D-1(d) under the Exchange Act) and as identified by the Compensation Committee in accordance with the Recovery Rules.

“Financial Reporting Measures” means measures that are determined in accordance with the accounting principles used in preparing the Company Group’s financial statements, and any measures that are derived in whole or in part from such measures.    Stock price, adjusted earnings per share and total shareholder return are also Financial Reporting Measures.  A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.

“Incentive Compensation” means any compensation that is granted, earned or becomes vested, in whole or in part, upon the attainment of a Financial Reporting Measure and as identified by the Compensation Committee in accordance with the Recovery Rules. For the avoidance of doubt, Incentive Compensation shall include compensation that is computed based on, or otherwise attributable to, the attainment of a Financial Reporting Measure. Except as otherwise determined by the Compensation Committee,  Incentive Compensation shall not include the following: (i) salaries; (ii) amounts received solely at the discretion of the Compensation Committee or the Board and that are not received from a pool that is determined by satisfying a Financial Reporting Measure performance goal; (iii) amounts received solely upon satisfying one or more subjective standards; (iv) amounts received solely upon satisfying one or more strategic measures or operational measures; and (v) amounts received solely based on service or the passage of time.

Incentive Compensation shall be considered to be “received” by a Specified Officer in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation is achieved or attained, even if the payment or grant of the Incentive Compensation occurs after the end of that fiscal period.

“Specified Officer” means an Executive Officer who received Excess Incentive Compensation on or after the date he or she became an Executive Officer of the Company.  For the avoidance of doubt, Specified Officers include former employees of the Company Group if they otherwise satisfy the definition of Specified Officer.

“Triggering Date” means the earlier to occur of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Covered Financial Restatement or (ii) the date a court of competent jurisdiction, regulator, or other legally authorized body directs the Company to prepare a Covered Financial Restatement;  provided, that the recovery of Excess Incentive Compensation pursuant to this Recovery Policy as a result of this clause (ii) shall only be required if such action by such court, regulator or other legally authorized body, as applicable, is final and non-appealable.

Exhibit A

Acknowledgment

This Acknowledgment (this “Acknowledgment”) to the Incentive Compensation Policy (the “Recovery Policy”) of Chemed Corporation (the “Company”) is executed by the undersigned Executive Officer.  Capital terms used but not defined in this Acknowledgment shall have the meanings assigned to such terms in the Recovery Policy.

By signing below, the undersigned:

1.

acknowledges and confirms that the undersigned has received and reviewed a copy of the Recovery Policy and that the undersigned is, and the undersigned’s beneficiaries, heirs, executors, administrators or other legal representatives, as applicable, are, subject to the Recovery Policy;

2.

acknowledges and agrees that the undersigned will comply with the Recovery Policy, including, without limitation, by returning Excess Incentive Compensation pursuant to, and in accordance with, the Recovery Policy and applicable law, and that the undersigned remains subject to the Recovery Policy during and after the undersigned’s employment or engagement with the Company Group; and

3.

acknowledges that the Recovery Policy may be amended from time to time in accordance with the terms thereof and the undersigned shall remain subject to the Recover Policy, as so amended,  in all respects.

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Signature

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Print Name

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Date